Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, of our report dated March 31, 2026, relating to our audit of the consolidated financial statements of Caring Brands, Inc. (a Nevada Corporation) for the years ended December 31, 2025 and 2024, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
The Woodlands, Texas
May 7, 2026